Exhibit 99.23(h)(iv)

AMENDMENT NO. 3 TO
SUB-ADMINISTRATION AGREEMENT

AMENDMENT NO. 3, made as of December 31, 2005, to the Sub-Administration Agreement dated July 8, 1999, and amended November 20, 2001, January 1, 2002, and January 1, 2004, among LWI Financial, Inc. (formerly, Assante Asset Management Inc.) (the “Company”), SA Funds - Investment Trust (the “Trust”) and State Street Bank and Trust Company, a Massachusetts trust company (the “Bank”).

WHEREAS, the Company, the Trust and the Bank have entered into a Sub-Administration Agreement for the provision by the Bank of certain administrative services to the Company and the Trust and;

WHEREAS, each of the parties to the Sub-Administration Agreement wish to:  (i) amend the services set forth in Section 6 of the Sub-Administration Agreement to add Form N-Q services; (ii) amend the term of the Sub-Administration Agreement set forth in Section 13 of the Sub-Administration Agreement; and (iii) revise the Fee Schedule to the Sub-Administration Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.             Section 6.f. is hereby amended as follows:

f.              Prepare for review by an officer of and legal counsel for the Trust, the Trust’s periodic financial reports required to be filed with the Securities and Exchange Commission (“SEC”) on Form N-SAR and Form N-Q and financial information required by Form N-1A and such other reports, forms or filings as may be mutually agreed upon.

2.             Section 13 is hereby amended in its entirety to read as follows:

13.           TERM, TERMINATION AND AMENDMENT

(a)           This Agreement shall become effective as of the date first above written.  The Agreement shall remain in effect unless terminated by a party on sixty (60) days’ prior written notice.  In the event other Investment Fund(s) are added to this Agreement as set forth herein, termination of this Agreement with respect to any given Investment Fund shall in no way affect the continued validity of this Agreement with respect to any other Investment Fund.

(b)           Upon termination of this Agreement, the Company shall pay to the Bank such compensation and any reimbursable expenses as may be due under the terms hereof as of the date of such termination, including reasonable out-of-pocket expenses associated with such termination.  The Trust shall pay to the Bank any and all compensation and reimbursement of expenses that are not paid to the Bank by the Company.

(c)           This Agreement may be modified or amended from time to time by mutual written agreement of the parties hereto.

3.             The Fee Schedule to be effective as of September 1, 2006 annexed hereto shall replace any prior fee schedule.

SA Funds – Investment Trust		State Street Bank and Trust Company

By:	/s/ Robert Herrmann	By:	/s/ Gary French
Name:	Robert Herrmann	Name:	Gary L. French
Title:	President	Title:	Senior Vice President
Date:	September 14, 2006	Date:	September 7, 2006

LWI Financial, Inc.

By:	/s/ Robert Herrmann
Name:	Robert Herrmann
Title:	Chief Executive Officer
Date:	September 14, 2006